Exhibit 5.1

BeOne Medicines Ltd. c/o BeOne Medicines I GmbH Aeschengraben 27 21st Floor 4051 Basel Switzerland	Homburger AG Prime Tower Hardstrasse 201 CH-8005 Zürich homburger.ch +41 43 222 10 00

June 11, 2026

BeOne Medicines Ltd. / Form S-8

We have acted as Swiss counsel to BeOne Medicines Ltd., a company limited by shares pursuant to Article 620 et seq. of the Swiss Code of Obligations of March 30, 1911, as amended, incorporated under the laws of Switzerland (the Company), in connection with the Registration Statement on Form S-8 (the Registration Statement) to be filed with the United States Securities and Exchange Commission (the Commission) under the Securities Act of 1933, as amended (the Act), with respect to the registration of up to 78,650,000 of the Company’s registered ordinary shares (Namenaktien), nominal value USD 0.0001 per share (the Company’s registered ordinary shares (Namenaktien), nominal value USD 0.0001 per share, generally the Shares), consisting of:

—	an additional 75,400,000 Shares that may be delivered under the Company's Fifth Amended and Restated 2016 Share Option and Incentive Plan (the 2016 Equity Plan), as approved by the Company's shareholders at the Company's annual general meeting held on June 11, 2026 (the AGM); and

—	an additional 3,250,000 Shares that may be delivered under the Company's Sixth Amended and Restated 2018 Employee Share Purchase Plan (the 2018 ESPP, and collectively with the 2016 Equity Plan, the Plans), as approved by the Company's shareholders at the AGM.

As such counsel, we have been requested to give our opinion as to certain legal matters under Swiss law.

Capitalized terms used but not defined herein have the meanings assigned to such terms in the Documents (as defined below).

I.	Basis of Opinion

This opinion is confined to and given on the basis of the laws of Switzerland in force at the date hereof. Such laws and the interpretation thereof are subject to change. This opinion is also confined to the matters stated herein and the Documents (as defined below), and is not to be read as extending, by implication or otherwise, to any other document referred to in any of the Documents or any other matter.

For purposes of this opinion, we have not conducted any due diligence or similar investigation as to factual circumstances that are or may be referred to in the Documents, and we express no opinion as to the accuracy of representations and warranties of facts set out in the Documents or the factual background assumed therein.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original language. These concepts may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions.

For purposes of this opinion, we have only reviewed the following documents (collectively, the Documents):

1.	An electronic copy of the minutes of the meeting of the Company's board of directors (the Board), dated April 16, 2026 (the Board Resolutions), including, among other things, (a) a resolution approving the amendment and the restatement of the Plans, (b) a resolution recommending that the Company's shareholders approve at the AGM the reservation of (i) an additional 75,400,000 Shares available for issuance under the 2016 Equity Plan and (ii) an additional 3,250,000 Shares available for sale under the 2018 ESPP, and (c) a resolution authorizing the filing of the Registration Statement with the Commission;

2.	an electronic copy of the resolutions passed by the shareholders of the Company (the Shareholder Resolutions) at the AGM, as reflected in the minutes of such meeting, dated June 11, 2026, regarding, among other things, the approval by the Company's shareholders of the amendment and restatement of the Plans as proposed by the Board in the Board Resolutions;

3.	an electronic copy of each Plan, as amended and effective June 11, 2026;

4.	an electronic copy of a certified copy of the articles of association (Statuten) of the Company dated June 8, 2026 in their version dated April 28, 2025 (the Articles), including the capital band included in Article 4a of the Articles (the Capital Band) and the conditional share capital included in Article 4b of the Articles (the Conditional Share Capital);

5.	an electronic copy of the organizational regulations (Organisationsreglement) of the Company as of May 27, 2025 (the Organizational Regulations); and

6.	an electronic copy of a certified excerpt from the commercial register of the Canton of Basel-City, Switzerland (the Commercial Register), for the Company, dated June 8, 2026 (the Commercial Register Excerpt).

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II.	Assumptions

In rendering the opinion below, we have assumed the following:

1.	all documents produced to us as originals are authentic and complete, and all documents produced to us as copies (including, without limitation, fax and electronic copies) conform to the original;

2.	all documents produced to us as originals and the originals of all documents produced to us as copies were duly executed and certified, as applicable, by the individuals purported to have executed or certified, as the case may be, such documents, and any electronic signatures on any such document have been affixed thereto by the individual to whom such electronic signature belongs and such individual has saved and submitted such document as so electronically signed in such a manner so as to prevent removal or other alteration of such signature;

3.	the filing of the Registration Statement with the Commission has been authorized by all necessary actions under all applicable laws other than Swiss law;

4.	the Registration Statement will be duly filed by the Company;

5.	all factual information contained in the Registration Statements is true and accurate;

6.	(a) the Commercial Register Excerpt is correct, complete, and up-to-date as of the date hereof, and (b) the Articles and the Organizational Regulations are in full force and effect and have not been amended subsequent to the date set forth above;

7.	the Board Resolutions and the Shareholder Resolutions (a) have been duly resolved and otherwise in the manner set forth therein, and (b) have not been rescinded or amended and is in full force and effect;

8.	with respect to any issuance of new Shares by the Company after the date hereof, including by way of an ordinary increase in the Company's share capital, or based on the Capital Band or based on the Conditional Share Capital, (a) the issue price for any such new Shares will have been fully paid, (b) any such new Shares will have been duly authorized by the Board and, if required, the general meeting of shareholders of the Company, (c) any such new Shares, to the extent required under applicable Swiss law, will have been registered in the competent commercial register in Switzerland, and (d) all other requirements under Swiss law, the Articles and the Organizational Regulations in connection with the creation and issuance of any such new Shares, including, but not limited to, the payment in cash or by way of set-off of the issue price for such Shares, will have been complied with;

9.	any Shares issued by way of an ordinary increase in the Company's share capital, or based on the Capital Band or based on the Conditional Share Capital will be listed on the NASDAQ Global Select Market via American Depositary Shares (ADS), the Hong Kong Stock Exchange Limited (HKEx) and the Science and Technology Innovation Board of the Shanghai Stock Exchange (STAR Market) in accordance with applicable laws and regulations; and

10.	all authorizations, approvals, consents, licenses, exemptions and other requirements for the filing of the Registration Statement or for any other activities carried on in view of, or in connection with, the performance of the obligations expressed to be undertaken by the Company in the Registration Statement have been duly obtained and are and will remain in full force and effect, and any related conditions to which the parties thereto are subject have been satisfied.

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III.	Opinion

Based on the foregoing and subject to the qualifications set out below, we are of the opinion that:

1.	The Company is a corporation (Aktiengesellschaft) duly incorporated and validly existing under the laws of Switzerland with all requisite corporate power and authority to perform and to conduct its business as described in the Articles.

2.	(a) All Shares registered in the Commercial Register as of the date hereof and delivered by the Company pursuant to the terms of the Plans have been duly and validly issued, and (b) any new Shares to be issued by the Company and delivered pursuant to the terms of the Plans in accordance with their terms, if and when issued by the Company, will be validly issued, fully paid as to their nominal value, and non-assessable.

IV.	Qualifications

1.	The lawyers of our firm are members of the Zurich bar and do not hold themselves out to be experts in any laws other than the laws of Switzerland. Accordingly, we are opining herein as to Swiss law only, based on our independent professional judgment. We express no opinion regarding the applicability or effect of the laws of any other jurisdiction concerning the matters covered herein.

2.	Under Swiss law, Shares issued based on the Conditional Share Capital cannot be paid-in by way of contribution in kind. Share issuances based on the Conditional Share Capital are limited to 462,292,769 new Shares and subject to the limitations set forth in the Conditional Share Capital.

3.	The authority of the Board to issue Shares based on the Capital Band will expire on April 28, 2029 and is subject to the limitations set forth in the Capital Band.

4.	The exercise of voting rights and rights related thereto with respect to any Shares is only permissible after registration in the Company's share register as a shareholder with voting rights in accordance with the provisions of, and subject to the limitations provided in, the Articles and Swiss law.

5.	Any issuance of the Shares based on the Conditional Share Capital must be confirmed by the auditor of the Company, and amended Articles reflecting the issuance of Shares from Conditional Share Capital, together with said confirmation by the Company's auditor, must be filed with the competent commercial register no later than three months after the end of the Company's fiscal year.

6.	We express no opinion as to any commercial, accounting, tax, auditing or other non-legal matters.

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We have issued this opinion as of the date hereof and we assume no obligation to advise you of any changes in fact or in law that are made or brought to our attention hereafter.

We hereby consent to the filing of this opinion as an exhibit to the Amendment. In giving such consent, we neither hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act, or the rules or regulations of the SEC thereunder, nor thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Act or the rules and regulations promulgated thereunder.

This opinion is governed by and shall be construed in accordance with the laws of Switzerland.

Sincerely yours,

/s/ HOMBURGER AG
HOMBURGER AG

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